Exhibit 99.1
Media Contact:
Jennifer Neiman
Senior Manager, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
John Applegate
Associate Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2009 Results
Double Digit Revenue Growth; TYSABRI® Reaches $1 Billion Sales Run Rate
Cambridge, MA, July 16, 2009 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its second quarter 2009 results.
Second Quarter 2009 Highlights:
•	Total revenues were $1.1 billion, an increase of 10% from $1.0 billion in the second quarter of 2008. The increase was driven primarily by the continued growth of TYSABRI (natalizumab) revenues, which were up 27% over the prior year to $188 million for the quarter, and AVONEX® (interferon beta-1a) sales, which increased 12% over the prior year to $591 million for the quarter.

•	TYSABRI global in-market net sales reached a $1 billion run rate. Global in-market net sales of TYSABRI in the second quarter of 2009 were $254 million, of which $125 million was in the U.S. and $129 million was in rest of world markets.

•	The financial results for the second quarter included a payment of $110 million related to our recently announced collaboration and license agreement with Acorda Therapeutics, Inc.
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Page 2     Biogen Idec Reports Second Quarter 2009 Results
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), second quarter 2009 diluted earnings per share (EPS) was $0.49. GAAP net income attributable to Biogen Idec for the second quarter of 2009 was $143 million.

•	Non-GAAP diluted EPS for the second quarter of 2009 was $0.75. Non-GAAP net income attributable to Biogen Idec for the second quarter was $219 million. These totals include the impact of the collaboration payment to Acorda. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
“During the second quarter we drove a clear acceleration of TYSABRI patient growth that puts the drug on a blockbuster run-rate,” said Biogen Idec CEO James C. Mullen, “Going forward, we continue to focus on products, pipeline and performance as the drivers of long-term shareholder value.”
Revenue Performance
Revenues from AVONEX, one of Biogen Idec’s therapies for patients with relapsing forms of multiple sclerosis (MS), increased 12% in the second quarter to $591 million as compared to the second quarter of 2008. U.S. sales of AVONEX increased 20% to $366 million and international sales increased 2% to $225 million year over year.
Revenues for the second quarter of 2009 included $276 million from Biogen Idec’s joint business arrangement related to RITUXAN®, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. U.S. net sales of RITUXAN were $696 million in the second quarter 2009, as compared to $651 million in the second quarter of 2008, an increase of 7%.
During the second quarter of 2009, Biogen Idec recognized revenue of $188 million related to TYSABRI. This amount is comprised of:
•	$57 million related to product sold through Elan in the U.S. (based on $125 million of in-market sales) and milestone amortization; and

•	$130 million related to product sold in rest of world markets and milestone amortization.
As of the end of June 2009, approximately 43,300 patients were on commercial and clinical TYSABRI therapy worldwide. According to data available as of the end of June 2009:
•	In the U.S., approximately 22,000 patients were on TYSABRI therapy commercially;

•	In the rest of world, approximately 20,700 patients were on TYSABRI therapy commercially; and,

•	In global clinical trials, approximately 600 patients were on TYSABRI therapy.
Cumulatively, in the post-marketing setting:
•	Approximately 56,500 patients have been treated with TYSABRI; and

Page 3     Biogen Idec Reports Second Quarter 2009 Results
•	Of those patients, approximately 30,600 have received at least one year of TYSABRI therapy, approximately 18,400 patients have received at least 18 months of TYSABRI therapy, and approximately 10,000 patients have received at least 24 months of TYSABRI therapy.
Revenues from other products in the second quarter of 2009 were $12 million, as compared to $10 million in the second quarter of 2008.
Table 4 provides individual product revenues.
Royalties were $25 million in the second quarter of 2009 compared to $28 million in the second quarter of 2008.
Financial Guidance
As a result of its strong second quarter performance, Biogen Idec updated its 2009 full year guidance as follows:
•	Revenue growth is expected to be in the high single digits on a year over year basis.

•	Operating expenses, excluding collaboration profit share, are expected to be between $2.1 and $2.2 billion. This now includes the payment of $110 million to Acorda.

•	R&D is expected to be approximately 28% to 30% of total revenue.

•	SG&A is expected to be between 19% and 20% of total revenue.

•	Our Non-GAAP tax rate is expected to be between 29% and 31%. Our GAAP tax rate is expected to be between 30% and 32%.

•	Non-GAAP diluted EPS is expected to be above $3.85. GAAP diluted EPS is expected to be above $2.75. This includes the impact of the Acorda payment of approximately $0.38 per share.

•	The difference between the GAAP and non-GAAP EPS is the result of the full year effects of the reconciling items detailed in Table 3 within our press release.

•	Capital Expenditures are expected to be in the range of $180-$200 million.
This guidance excludes any significant business development activities.

Page 4     Biogen Idec Reports Second Quarter 2009 Results
Recent Events
•	On July 8, 2009, Biogen Idec announced the U.S. Food and Drug Administration (FDA) had granted PEGylated interferon beta-1a (BIIB017) Fast Track designation for relapsing multiple sclerosis (RMS). The FDA’s Fast Track program is designed to expedite the review of new drugs that are intended to treat serious or life-threatening conditions and demonstrate the potential to address unmet medical needs.

•	On July 1, 2009, Biogen Idec and Acorda Therapeutics, Inc. announced an exclusive collaboration and license agreement to develop and commercialize Fampridine-SR, an MS therapy, in markets outside the United States. Fampridine-SR is a novel, oral sustained-release compound being developed to improve walking ability in people with MS.

Acorda previously announced that the European Medicines Agency notified Acorda that Fampridine-SR is eligible to be submitted for a Marketing Authorization Application via the agency’s centralized procedure as a new active substance.

•	On June 22, 2009, Biogen Idec announced enrollment of the first patient in a global Phase III, randomized, double-blind, placebo-controlled trial designed to evaluate the efficacy and safety of PEGylated interferon beta-1a (BIIB017) in patients with RMS. The trial, called ADVANCE, will determine the efficacy of PEGylated interferon beta-1a in reducing relapse rates in patients with RMS.

•	On May 19, 2009, Biogen Idec and Genentech, Inc. announced that the companies submitted two supplemental Biologics License Applications to the FDA for RITUXAN plus standard chemotherapy for people with previously untreated or treated chronic lymphocytic leukemia.

•	On April 30, 2009, Biogen Idec announced data results from the CHAMPIONS (Controlled High-Risk AVONEX Multiple Sclerosis Prevention Study In Ongoing Neurologic Surveillance) study, an open label follow-up to CHAMPS (Controlled High Risk Subjects AVONEX Multiple Sclerosis Prevention Study). Based on the CHAMPS study, AVONEX was granted approval for use in patients who experienced their first clinical MS episode with MRI findings. The CHAMPIONS ten-year follow up showed that patients treated immediately after their first episode had significantly less chance of experiencing a second attack versus those patients with delayed treatment. These results at ten years also indicate that 80 percent of patients taking AVONEX were below an expanded disability status scale score of three. These data were presented as a poster at the 61st Annual American Academy of Neurology (AAN) meeting.

•	On April 28, 2009, Biogen Idec and Elan Corporation, plc presented results of a study demonstrating that TYSABRI promoted regeneration and stabilization of damage done to the myelin sheath as measured by advanced MRI technology at the annual AAN meeting. Damage to the myelin sheath causes the symptoms of MS. Additional posters were also presented during the meeting highlighting the

Page 5     Biogen Idec Reports Second Quarter 2009 Results
ability of TYSABRI, in some patients, to improve physical function and patient reported outcomes on cognition, quality of life, and fatigue. TYSABRI is the first approved MS therapy with reported data suggesting that some of the signs of disease progression can be stopped. The strong efficacy profile demonstrated in clinical trials is enhanced further from these data and may help redefine success in MS.
Conference Call and Webcast
The company’s earnings conference call for the second quarter will be broadcast via the internet at 8:30 a.m. ET on July 16, 2009, and will be accessible through the investor relations section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through August 21, 2009.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements that are based on our current beliefs and expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from those which we expect. Important factors which could cause actual results to differ from our expectations and which could negatively impact our financial condition and results of operations include our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of market acceptance and successful sales growth of TYSABRI, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, competitive pressures, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, problems with our manufacturing processes and our reliance on third parties, the impact of the global credit crisis, fluctuations in our effective tax rate, our significant investment in a new manufacturing facility in Denmark, our ability to attract and retain qualified personnel, the risks of doing business internationally, the election of two directors nominated by an activist shareholder, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are

Page 6     Biogen Idec Reports Second Quarter 2009 Results
described in Item 1.A. Risk Factors in our annual report on Form 10-K and in other reports we file with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
June 30, 2009
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES
Product	$790,970	$684,486	$1,524,378	$1,349,556
Unconsolidated joint business	275,570	278,822	554,388	526,045
Royalties	25,009	28,115	49,093	52,096
Corporate partner	1,740	2,021	1,915	7,933

Total revenues	1,093,289	993,444	2,129,774	1,935,630

COST AND EXPENSES
Cost of sales	90,721	92,401	188,918	193,335
Research and development	416,453	252,259	695,931	510,491
Selling, general and administrative	220,829	245,689	442,660	461,518
Amortization of acquired intangible assets	93,234	72,869	182,482	147,650
Collaboration profit (loss) sharing	49,138	33,429	91,911	54,835
In-process research and development	—	—	—	25,000

Total cost and expenses	870,375	696,647	1,601,902	1,392,829

Income from operations	222,914	296,797	527,872	542,801
Other income (expense), net	14,680	(4,018)	21,526	(938)

INCOME BEFORE INCOME TAXES	237,594	292,779	549,398	541,863
Income taxes	92,709	84,706	157,934	167,983

NET INCOME	$144,885	$208,073	$391,464	$373,880

Less: Net income attributable to noncontrolling interests	2,040	1,445	4,632	4,155

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$142,845	$206,628	$386,832	$369,725

BASIC EARNINGS PER SHARE	$0.49	$0.71	$1.34	$1.26

DILUTED EARNINGS PER SHARE	$0.49	$0.70	$1.33	$1.24

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	288,615	290,356	288,162	293,268

DILUTED EARNINGS PER SHARE	290,359	293,476	290,014	296,554

TABLE 2
Biogen Idec Inc.
June 30, 2009
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash, cash equivalents and marketable securities	$1,623,074	$1,341,971
Collateral received for loaned securities	—	29,991
Accounts receivable, net	511,286	446,665
Loaned securities	—	29,446
Inventory	268,529	263,602
Other current assets	341,389	346,325

Total current assets	2,744,278	2,458,000

Marketable securities	1,047,611	891,406
Property, plant and equipment, net	1,608,660	1,594,754
Intangible assets, net	1,978,519	2,161,058
Goodwill	1,138,621	1,138,621
Investments and other assets	259,507	235,152

TOTAL ASSETS	$8,777,196	$8,478,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Collateral payable on loaned securities	$—	$29,991
Current portion of notes payable	14,697	27,667
Other current liabilities	789,229	865,564
Long-term deferred tax liability	310,962	356,017
Notes payable	1,085,607	1,085,431
Other long-term liabilities	330,996	280,369
Shareholders’ equity	6,245,705	5,833,952

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,777,196	$8,478,991

TABLE 3
Biogen Idec Inc.
June 30, 2009
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)
EARNINGS PER SHARE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

GAAP earnings per share — Diluted	$0.49	$0.70	$1.33	$1.24
Adjustments to net income attributable to Biogen Idec, Inc. (as detailed below)	0.26	0.21	0.47	0.51

Non-GAAP earnings per share — Diluted	$0.75	$0.91	$1.80	$1.75

An itemized reconciliation between net income attributable to Biogen Idec, Inc. on a GAAP basis and net income attributable to Biogen Idec, Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec, Inc.	$142.8	$206.6	$386.8	$369.7
Adjustments:
R&D: Restructuring	0.7	—	1.7	—
R&D: Stock option expense	1.4	1.4	3.6	4.1
R&D: Expenses paid by Cardiokine	2.2	1.5	3.8	2.3
SG&A: Restructuring	0.2	—	0.3	—
SG&A: Stock option expense	5.0	3.8	9.5	6.9
Amortization of acquired intangible assets	93.2	72.8	182.5	147.6
In-process research and development related to the contingent consideration payment in 2008 associated with the 2006 Conforma acquisition	—	—	—	25.0
Income taxes: Income tax effect primarily related to reconciling items	(24.8)	(16.1)	(60.3)	(34.5)
Noncontrolling interest: Expenses paid by Cardiokine	(2.2)	(1.5)	(3.8)	(2.3)

Non-GAAP net income attributable to Biogen Idec, Inc.	$218.5	$268.5	$524.1	$518.8

2009 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

		Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec, Inc.	$800.2	291.0	$2.75
Adjustments:
In-process research and development	40.0
Stock option expense	29.1
Amortization of acquired intangible assets	365.2
Other items	1.6
Income taxes	(114.1)

Projected Non-GAAP net income attributable to Biogen Idec, Inc.	$1,122.0	291.0	$3.85

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec, Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec, Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with SFAS 123R.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We also exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec, Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec, Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
June 30, 2009
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2009	2008
PRODUCT REVENUES
Avonex®	$591,160	$527,152
Tysabri®	187,625	147,173
Fumaderm®	12,185	9,989
Other	—	172

Total product revenues	$790,970	$684,486

	Six Months Ended
	June 30,
	2009	2008
PRODUCT REVENUES
Avonex®	$1,146,449	$1,063,261
Tysabri®	352,829	261,836
Fumaderm®	22,769	21,703
Other	2,331	2,756

Total product revenues	$1,524,378	$1,349,556